Exhibit 99.1

Wynn Resorts Announces Common Stock Offering

LAS VEGAS—(BUSINESS WIRE)—Mar. 16, 2009— Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it is commencing a public offering of 7,000,000 shares of its common stock. In connection with the offering, Wynn Resorts intends to grant an option to purchase up to an additional 1,050,000 shares of common stock to Deutsche Bank Securities Inc. and Merrill Lynch & Co. who are acting as joint book running managers and underwriters for the offering. Moelis & Company is acting as financial adviser to the Company in connection with this transaction. Wynn Resorts intends to use the proceeds for general corporate purposes, including repayment of debt.

An automatic shelf registration statement relating to the common stock was previously filed with the Securities and Exchange Commission and became effective upon such filing. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common stock nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these shares is being made only by means of a prospectus supplement and related prospectus. A copy of the prospectus relating to the shares may be obtained by contacting Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, FL 5, New York, NY 10080, telephone: (212) 449-1000, or Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com.

This press release contains forward-looking statements about Wynn Resorts, including those relating to the offering and whether or not Wynn Resorts will consummate the offering. All forward-looking statements in this press release are based on estimates and assumptions and represent Wynn Resorts’ judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions and Wynn Resorts’ ability to complete the offering. Therefore, the reader is cautioned not to rely on these forward-looking statements. Additional information concerning potential factors that could affect Wynn Resorts is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2008 and Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Source: Wynn Resorts, Limited

Wynn Resorts, Limited, Las Vegas

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

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